EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of RedRoller Holdings, Inc. on Form S-1/A of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 28, 2008, with respect to our audits of the consolidated financial statements of RedRoller Holdings, Inc. as of December 31, 2007 and for the years ended December 31, 2007 and 2006, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum & Kliegman LLP

New York, New York
April 14, 2008